EXHIBIT 99.2

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

INDEPENDENT AUDITOR’S CONSENT

To: Export Development Canada

I consent to the use of my independent auditor’s report dated 10 March 2021 to the Minister of Small Business, Export Promotion and International Trade on the consolidated financial statements of Export Development Canada, which comprise the consolidated statement of financial position as at 31 December 2020, and the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies, which is included in Export Development Canada’s 2020 Annual Report attached to the Form 18-K to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on 30 April 2021.

/s/ Normand Lanthier
Normand Lanthier, CPA, CA
Principal
for the Auditor General of Canada

Ottawa, Canada

30 April 2021